FOR IMMEDIATE RELEASE                              CONTACT:

VALHI, INC.                                        BOBBY D. O'BRIEN
THREE LINCOLN CENTRE                               VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                       (972) 233-1700
DALLAS, TEXAS  75240-2697
(972) 233-1700

                      VALHI REPORTS FIRST QUARTER RESULTS


     DALLAS, TEXAS . . April 28, 1999. Valhi, Inc. (NYSE: VHI) reported income before extraordinary item of $2.4 million, or $.02 per diluted share, in the first quarter of 1999 compared to income of $204.7 million, or $1.76 per diluted
share, in the first quarter of 1998.   The first quarter 1998 results include
gains related to the sale of the specialty chemicals business unit of 58%-owned NL Industries and the initial public offering of CompX International common stock aggregating $196 million, or $1.69 per diluted share, net of income taxes and minority interest.

     Total operating income in the first quarter of 1999 decreased 15% compared to the first quarter of 1998 as higher component products operating income reported by CompX was more than offset by lower chemicals operating income at NL. Chemicals operating income declined due primarily to lower sales and production volumes for titanium dioxide pigments ("TiO2"), partially offset by higher average selling prices for TiO2. NL's TiO2 sales volumes in the first quarter of 1999 were 16% lower than the record first quarter of 1998 as worldwide demand weakened, particularly in Europe. In response to this lower demand, NL reduced its Ti02 production rates in 1999 to more closely match its sales volumes. Average TiO2 selling prices in the first quarter of 1999 were 5% higher than the first quarter of 1998, but were even with selling prices in the third and fourth quarters of last year. The Company's first quarter 1998 results of operations include net sales of $12.7 million and operating income of $2.7 million related to NL's disposed specialty chemicals business unit.

     Component products sales increased in the first quarter of 1999 compared to the same period in 1998 due primarily to sales generated by the Thomas Regout slide operations acquired in January 1999 and sales generated by two lock competitors acquired in March and November 1998. Component products operating income in the first quarter of 1998 included a $3.3 million non-recurring pre-tax charge related to certain stock awards made in conjunction with CompX's initial public offering. Excluding the effect of these acquisitions and the stock award charge, net sales increased 1% and operating income increased 4% compared to the first quarter of 1998 as an 11% increase in net sales of locking systems was offset by lower sales of ergonomic and slide products reflecting reduced sales to the office furniture industry.

     As previously-reported, in the second quarter of 1998 the Company acquired 48% of Tremont Corporation's outstanding common stock, and the Company commenced reporting equity in Tremont's earnings in the third quarter of 1998. Waste Control Specialists continued to report losses due primarily to expenditures associated with the ongoing pursuit of permits for the disposal of low-level and mixed radioactive wastes.

     General corporate interest and dividend income decreased in the first quarter of 1999 due primarily to a lower level of funds available for investment, and interest expense declined due primarily to a lower level of outstanding indebtedness. Minority interest in after-tax earnings in both periods relates to NL and CompX, and the extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

     The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), general global economic conditions, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, potential difficulties in integrating completed acquisitions, environmental matters, governmental regulations and possible changes therein, the ultimate resolution of pending litigation and possible future litigation, possible disruptions of normal business activity from Year 2000 issues and other risks and uncertainties detailed in the Company's SEC filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.

    Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and locking systems), titanium metals products and waste management industries.

                                   * * * * *
                          VALHI, INC. AND SUBSIDIARIES

                             SUMMARY OF OPERATIONS

                                  (UNAUDITED)

                     QUARTERS ENDED MARCH 31, 1998 AND 1999
                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)


                                                     1998       1999

NET SALES
  Chemicals                                         $235.3      $201.6
  Component products                                  32.1        55.2


                                                    $267.4      $256.8



OPERATING INCOME
  Chemicals                                         $ 37.4      $ 26.0
  Component products                                   4.3         9.5


    TOTAL OPERATING INCOME                            41.7        35.5

Equity in:
  Tremont Corporation                                  -           (.7)
  Waste Control Specialists                           (3.2)       (5.2)
Gain on:
  Disposal of specialty chemicals business unit      330.2         -
  Reduction in interest in CompX                      67.9         -
General corporate items, net:
  Interest and dividend income                        17.2        10.6
  Securities transactions                               .1         -
  Expenses, net                                       (7.8)       (6.4)
Interest expense                                     (25.4)      (18.4)

    INCOME BEFORE INCOME TAXES                       420.7        15.4

Provision for income taxes                           181.6         5.1
Minority interest in after-tax earnings               34.4         7.9


    INCOME BEFORE EXTRAORDINARY ITEM                 204.7         2.4

Extraordinary item                                    (1.3)        -


    NET INCOME                                      $203.4      $  2.4







                          VALHI, INC. AND SUBSIDIARIES

                       SUMMARY OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)

                     QUARTERS ENDED MARCH 31, 1998 AND 1999
                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)


                                                     1998        1999

BASIC EARNINGS PER COMMON SHARE
  Income before extraordinary item                  $ 1.78      $  .02
  Extraordinary item                                  (.01)        -


    NET INCOME                                      $ 1.77      $  .02



DILUTED EARNINGS PER COMMON SHARE
  Income before extraordinary item                  $ 1.76      $  .02
  Extraordinary item                                  (.01)        -


    NET INCOME                                      $ 1.75      $  .02



SHARES USED IN CALCULATION OF PER SHARE AMOUNTS
  Basic earnings                                     115.1       115.0



  Diluted earnings                                   116.1       116.2


